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                                                                     Exhibit 3.3


                           ARTICLES OF INCORPORATION
                                      FOR
                            THE COMPUTER PLACE, INC.

         We, the undersigned, have associated ourselves for the purpose of forming a corporation under the laws of the State of Arizona, and hereby adopt the following Articles of Incorporation:

                                ARTICLE I - NAME
         The name of this corporation shall be THE COMPUTER PLACE, INC.

                              ARTICLE II - PURPOSE
         The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                         ARTICLE III - INITIAL BUSINESS
         The corporation initially intends to conduct the business of the wholesale and retail marketing of computer hardware, software and related products and the furnishing of computer programming, and systems analysis and consulting services.

                         ARTICLE IV - AUTHORIZED CAPITAL
         The corporation shall have authority to issue a total of 400,000 shares of common stock at a par value of One Dollar {$1.00) per share.


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                         ARTICLE V - PREEMPTIVE RIGHTS
         The holders from time to time of the capital stock of the corporation shall have preemptive rights, provided, however, that no resolution of the Board of Directors authorizing the issuance of stock to which preemptive rights shall attach may require such rights to be exercised within less than sixty (60) days.

                      ARTICLE VI - KNOWN PLACE OF BUSINESS
         The known place of business of the corporation shall be 1550 East University Drive, Suite F-1, Mesa, Arizona 85203.

                          ARTICLE VII - STATUTORY AGENT
         The name and address of the initial statutory agent of the corporation is J. Stanley Martineau, P.C., 650 West Southern, Suite Nine, Mesa, Arizona 85202.

                        ARTICLE VIII - BOARD OF DIRECTORS
         The business and affairs of this corporation shall be conducted by a Board of Directors consisting of one or more members. The initial Board shall consist of one director whose name and address is as follows:

               Joseph Dean McLarney
               16533 E. Tremaine Street
               Gilbert, Arizona 85234

         Thereafter, the Board shall be elected at the regular annual meeting of the shareholders. The Board of Directors, in addition to their general powers, and without any action on the part of the shareholders, shall have power to increase or decrease the number of directors and shall have the power to make, amend or substitute Bylaws governing the corporation.


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                           ARTICLE IX - INCORPORATORS
         The names and addresses of the incorporators of this corporation are as follows:

                              Joseph Dean McLarney
                              16533 E. Tremaine Street
                              Gilbert, Arizona 85234

                              J. Stanley Martineau
                              650 W. Southern, Suite 9
                              Mesa, Arizona 85202

                        ARTICLE X - REPURCHASE OF SHARES
         The Board of Directors may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

                         ARTICLE XI - PERSONAL LIABILITY
         The incorporators, shareholders, subscribers for shares, directors and officers of this corporation shall be under no obligation to the corporation or its creditors, and their personal property shall be forever exempt from the debts and obligations of the corporation.

                             ARTICLE XII - DIVIDENDS
         The Board of Directors may authorize the payment of dividends to the shareholders of any class of stock and may authorize payment in the shares of the same of any other class of stock.

                 ARTICLE XIII - DISTRIBUTIONS FROM CAPITAL SURPLUS
         The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she was or is an offi-


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cer, director, employee or agent of the corporation. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law. Provided, however, the corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in connection with any such claim or action.

                             ARTICLE XV - DURATION
         After proper qualification of the corporation in Arizona, its existence shall be perpetual.

                    ARTICLE XVI - SMALL BUSINESS CORPORATION
         This corporation shall be a small business corporation as defined in
Section 1244(c)(2) of the Internal Revenue Code of 1954 as amended.

         IN WITNESS WHEREOF, We, the undersigned, have hereunto signed our names and set forth our addresses this 23 day of May, 1983.


                              /s/ Joseph Dean McLarney
                              -------------------------
                                  Joseph Dean McLarney

                              /s/ J. Stanley Martineau
                              -------------------------
                                  J. Stanley Martineau

                                                 "Incorporators"


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